Exhibit 16.2 - Resignation of Auditors

                             Robert M. Lawand, C.A.
                              Chartered Accountants
                        2340 Lucerne Boulevard, Suite 25
                               Mount Royal, Quebec
                            Telephone: (514) 381-5957
                             Email: robert@lawand.ca


December 16, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW.
Washington, D.C. 20549

Dear Sir/Madam:

Robert M. Lawand, C.A. has resigned as the auditors of record for ICBS International Corp. In a letter dated December 16, 2004.

Robert  M.  Lawand,   C.A.'s  report  on  the   financial   statements  of  ICBS
International Corp. formerly BusinessWay International Corporation for the fiscal years ended July 31, 2004 and 2003 did not contained an adverse opinion or disclaimer of opinion, except that such reports were modified to express substantial doubt as to ICBS International Corp.'s ability to continue as a going concern.

Robert M. Lawand, C.A. has had no disagreements with ICBS International Corp. formerly BusinessWay International Corporation on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Robert M. Lawand, C.A. would have caused us to make reference thereto in our report on the financial statements for fiscal years ended July 31, 2004 and 2003 and through the interim date of our response of December 16, 2004.

Robert M. Lawand, C.A. noted no reportable events during the fiscal years ended July 31, 2004 and 2003 audits and through the interim date of our response of December 16, 2004.

Please contact us should you have any questions regarding this matter.

Sincerely,
ROBERT M. LAWAND, C.A.

/s/ Robert M. Lawand
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Robert M. Lawand
Chartered Accountant